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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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[X] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
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    14a-6(e)(2))

                                  PROVANT, INC.
                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

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                                 [POVANT LOGO]




                                            NEWS RELEASE
                                            For additional information contact:
                                            Ariel Ruhlman
                                            617-772-7406


         PROVANT REPORTS FISCAL 2001 FOURTH QUARTER AND YEAR-END RESULTS

                     PROVIDES FISCAL 2002 FINANCIAL GUIDANCE

Boston, MA - August 7, 2001 - Provant, Inc. (NASDAQ: POVT), a leading provider of performance improvement training services and products, announced today financial results for the fiscal 2001 fourth quarter and full year ended June 30, 2001. The Company's results reflect adjustments relating to previously announced management initiatives that streamlined the Company by reorganizing it into six operating groups. As part of this program, the Company has, in addition, completed $5 million of the previously announced $7.2 million in planned annualized cost-savings.

Revenues for the fiscal fourth quarter were $46.2 million compared to revenues of $53.8 for the 2000 fiscal fourth quarter. "Like the entire corporate training sector, our revenues have been impacted by the economic slowdown and spending deferrals on the part of our customers. Despite this tough environment, Provant is entering the 2002 fiscal year with a rolling four-quarter backlog of $61 million along with a leaner, more effective organization," said President and CEO Curtis Uehlein. "Our overall results also reflect disappointing performance in three of our businesses. While we cannot change the overall economic environment, we can work to ensure that the right people, operating under the right strategy, are running our business and that our costs are more closely aligned with our income. In addition to installing new management and instituting new sales strategies at these three businesses, we have taken appropriate actions to reduce expenses, including staff reductions. In fact, we are ahead of our previously announced plan to eliminate $7.2 million from the cost structure by 2002."

The Company reported a net loss for the quarter, including the previously announced fourth-quarter charges of $8 million, of $9.1 million or $0.42 per diluted share compared to net earnings of $1.5 million or $0.07 per diluted share for the fourth quarter of 2000.

Revenues for the year ended June 30, 2001 were $206.9 million, compared to revenues of $217.4 million for the year ended June 30, 2000. Earnings from operations before goodwill amortization for the year, including the $8 million in fourth quarter charges were $10.1 million compared to $15.4 million in the prior year. Net loss for the 2001 fiscal year was $2.9 million or $0.14 per diluted share, compared to net earnings of $1.8 million or $0.08 per diluted share for the 2000 fiscal year. Reported results for 2000 include reorganization charges of $1.1 million in the 2000 fourth quarter and $11.7 million in the 2000 fiscal year.

FOURTH QUARTER CHARGES

The Company announced that it has taken charges in the fourth quarter of $8 million. The charges relate primarily to notes and accounts receivable, employee severance, and inventory and other adjustments.

As previously announced, these charges are part of current management's efforts to establish a financially sound operating platform and to remedy the consequences of former management's business and acquisition strategy.

"Fiscal 2001 was a year of transformation for Provant, during which we further integrated our businesses, made the moves necessary to establish a financially sound operating platform and began executing our strategies to drive future growth. Along with taking these fourth-quarter charges, we recently extended our financing facility," Uehlein continued.

"We are also pleased with the progress we have made against our growth initiatives. The Strategic Accounts initiative designed to increase sales of the Provant-wide "one-stop shop" solutions for our customers has already proven its value. In addition to successfully building new relationships and securing long-term contracts from leading corporations, our integrated sales approach allows us to garner incremental revenues within our existing customer base. Our comprehensive e-learning strategy in partnership with SmartForce allows us to offer web-based solutions without the need to make significant incremental investments in our infrastructure. We now have more than 20 new e-learning offerings as part of our blended solution strategy, which enables us to deliver the flexibility our customers seek. With our proven and committed team and the unsurpassed quality of our content and offerings, we enter the 2002 fiscal year with determination and optimism."

OUTLOOK

"As we said last quarter, one of our goals for fiscal 2002 is to improve visibility on our future revenues. We believe that our growth strategy and its emphasis on long-term, integrated contracts will do just that - and entering the 2002 year with $61 million in backlog is a great start. Additionally, our simplified structure of six operating groups, and the increasingly efficient and more tightly controlled financial reporting systems that our CFO Norm Fornella is putting in place, provides enhanced visibility into our results," Uehlein concluded.

"Our increased emphasis on accounts receivable has effectively reduced days sales outstanding from 89 days to 79 days," reported CFO Norman Fornella. "In the coming year we will remain highly focused on keeping accounts receivable in line. We will also continue to aggressively pursue our plan to increase the flexibility of our capital structure."

The Company expects revenues for fiscal 2002 in the range of $205-215 million. For the first fiscal quarter, the Company expects revenues to be in the range of $44-48 million. With these revenue levels and the changes to its operating platform, the Company expects to earn a modest profit during the first quarter of fiscal 2002, with continued bottom line improvements as fiscal 2002 progresses. The revenue guidance assumes that the economy will have a similarly recessive impact on Provant's business in fiscal 2002 as it did in fiscal 2001, and that all but three of Provant's business units will post revenue growth in fiscal 2002. The exceptions relate to Provant Media, formerly American Media, and two businesses that were operating under acquisition contracts (earnouts) negotiated by prior management which limited new management from directing or altering the day-to-day operations of the businesses until after the earnouts were completed. Based on management's experience with other Provant units, when businesses complete these earnouts, they deliver poor performance for the following full year. Therefore, the Company is not expecting these two businesses to post growth in fiscal 2002.

In the case of Provant Media, which has consistently posted margins less than the Company average, the Company has changed the business model to better align cost with profit potential. Under the new model, Provant has outsourced Provant Media's distribution business to LearnCom in exchange for royalties. This will result in the elimination of approximately $4 million in revenues, but allows a previously underperforming part of our portfolio to show increases in profits in 2002 and future years.

The Financial Accounting Standards Board (FASB) has approved a new accounting standard, Statement of Financial Accounting Standards No. 142, that will eliminate the amortization of goodwill expense. Although this statement will be effective for fiscal years beginning after December 15, 2001, early adoption is permitted. Provant will adopt the statement for the Company's 2002 fiscal year and begin its valuation testing using the current value method. The Company will report goodwill impairment identified, if any, no later than the fourth quarter of fiscal 2002.

ABOUT PROVANT

As a leading provider of performance improvement training services and products, Provant helps its clients maximize their effectiveness and profitability by improving the performance of their people. With over 1,500 corporate and government clients, the Company offers blended solutions combining web-based and instructor-led offerings that produce measurable results by strengthening the performance and productivity of both individual employees and organizations as a whole.

For the latest Provant news, or to request faxed or mailed information about Provant, call the Company's toll-free shareholder communications service at 1-877-PROVANT. This service is available 24 hours a day, seven days a week. Shareholder information is also available on the World Wide Web at www.provant.com.

INFORMATION CONCERNING THE COMPANY'S SOLICITATION OF PROXIES IN CONNECTION WITH ANY UPCOMING MEETING OF THE COMPANY'S STOCKHOLDERS, THE IDENTITY OF THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY, AND THE BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK BY ITS DIRECTORS AND EXECUTIVE OFFICERS MAY BE FOUND IN THE COMPANY'S PROXY STATEMENT THAT WILL BE FILED WITH THE SEC UNDER SCHEDULE 14A. STOCKHOLDERS OF THE COMPANY AND OTHER INVESTORS ARE ENCOURAGED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MEETING OF THE COMPANY'S STOCKHOLDERS. STOCKHOLDERS MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER RELATED DOCUMENTS FILED BY THE COMPANY ON THE SEC'S WEBSITE (HTTP:/WWW.SEC.GOV/).

This news release may include statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please be cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of any number of factors, including risks related to cross-selling, conversion to technology-based delivery methods and acquisitions, dependence on key personnel and fluctuations in quarterly results. These factors and others are more fully discussed in the Company's SEC filings.

                                  PROVANT, INC.
                HISTORICAL CONSOLIDATED STATEMENTS OF OPERATIONS
                           FISCAL 2001 FOURTH QUARTER

                                                                     PAGE 4 OF 5

(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              QUARTER ENDED JUNE 30,        YEAR ENDED JUNE 30,
                                                               2001           2000          2001           2000
                                                            ---------      ---------      ---------      ---------
Total revenue                                                  46,150      $  53,776      $ 206,869      $ 217,359

Cost of revenue                                                22,557         20,633         82,774         86,754
                                                            ---------      ---------      ---------      ---------

Gross profit                                                   23,593         33,143        124,095        130,605

Selling, general and administrative
expenses                                                       34,925         27,133        114,037        105,689

Other reorganization program charges
                                                                   --            200             --          8,287

Pooling costs                                                      --             --             --          1,215
                                                            ---------      ---------      ---------      ---------

Income (loss) from operations before
goodwill amortization                                         (11,332)         5,810         10,058         15,414

Goodwill amortization                                           1,514          1,449          6,003          5,383
                                                            ---------      ---------      ---------      ---------

Income (loss) from operations                                 (12,846)         4,361          4,055         10,031

Other income (expense), net                                       (29)           (19)           (34)            72

Interest expense, net                                          (1,190)          (881)        (4,911)        (2,408)
                                                            ---------      ---------      ---------      ---------

Income (loss) before income taxes                             (14,065)         3,461           (890)         7,695

Income tax (provision) credit                                   4,975         (1,963)        (2,045)        (5,922)
                                                            ---------      ---------      ---------      ---------

Net income (loss) for diluted EPS                           $  (9,090)     $   1,498      $  (2,935)     $   1,773
                                                            =========      =========      =========      =========

Earnings per common share:
Basic                                                       $   (0.42)     $    0.07      $   (0.14)     $    0.08
                                                            =========      =========      =========      =========
Diluted                                                     $   (0.42)     $    0.07      $   (0.14)     $    0.08
                                                            =========      =========      =========      =========

Earnings per common share before goodwill amortization:
Basic                                                       $   (0.35)     $    0.14      $    0.14      $    0.34
                                                            =========      =========      =========      =========
Diluted                                                     $   (0.35)     $    0.13      $    0.13      $    0.33
                                                            =========      =========      =========      =========

Weighted average common shares outstanding:
Basic                                                          21,719         20,976         21,398         20,898
                                                            =========      =========      =========      =========
Diluted                                                        21,719         21,985         23,365         21,794
                                                            =========      =========      =========      =========

                                    - MORE -

                                  PROVANT, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                           FISCAL 2001 FOURTH QUARTER

                                                                     PAGE 5 OF 5

(IN THOUSANDS)

                                                       JUNE 30,      JUNE 30,
                                                         2001          2000
                                                         ----          ----
Assets
Current Assets:
   Cash and cash equivalents                           $    767     $  2,232
   Accounts receivable, net                              42,127       44,645
   Inventory                                              4,558        4,423
   Deferred taxes                                         4,053        3,621
   Costs in excess of billings                            4,506        5,834
   Prepaid and other current assets                       9,626        3,208
                                                       --------     --------
    Total current assets                                 65,637       63,963

 Property and equipment, net                              9,301        8,548
 Other assets                                             7,181        3,737
 Goodwill, net                                          239,109      225,213
                                                       --------     --------
    Total assets                                       $321,228     $301,461
                                                       ========     ========

 Liabilities and Stockholders' Equity:
    Deferred revenue                                      1,957     $    676
    Current portion of long-term debt                    10,507       10,493
    Other current liabilities                            35,146       42,587
    Accrued contingent consideration                      4,193          968
    Long-term portion of line of credit borrowings       54,000       38,000
    Long-term debt, net of current portion                4,358
                                                                       3,699
    Total stockholders' equity                          211,067      205,038
                                                       --------     --------
    Total liabilities and stockholders' equity         $321,228     $301,461
                                                       ========     ========


The results for all periods include the results of Provant and Senn-Delaney Leadership Consulting Group, acquired in December 1999 in an acquisition accounted for as a pooling of interests.